Calculation of Registration Fee

Title of each class of securities offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Debt Securities	$250,000,000	$17,825.00

Pricing Supplement Dated June 9, 2010	Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated November 20, 2009 and	Registration No. 333-163273
Prospectus Supplement dated November 20, 2009)

PACCAR Financial Corp.

Medium-Term Notes, Series M – Fixed Rate

CUSIP # 69371RJ98

(the “Notes”)

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☐ Barclays Capital Inc.
☐ Citigroup Global Markets Inc.
☒ BNP Paribas Securities Corp.
☒ Mitsubishi UFJ Securities (USA), Inc.
☐ Goldman, Sachs & Co.
☐ J.P. Morgan Securities Inc.
☒ Other: Banc of America Securities LLC
Wells Fargo Securities, LLC acting as ☒ principal ☐ agent

at: ☐	varying prices related to prevailing market prices at the time of resale
☒	a fixed initial public offering price of 99.867% of the Principal Amount.

Principal Amount: $250,000,000	Original Issue Date: June 16, 2010 (T+5)

Agent’s Discount or Commission: 0.20%	Final Maturity Date: June 17, 2013

Net Proceeds to Company: $249,167,500	Interest Payment Date(s): June 17 and December 17, commencing December 17, 2010 Record Dates: The June 3 and December 3 next preceding the applicable Interest Payment Date

Interest Rate: 2.050% per annum

Redemption:

☒	The Notes may not be redeemed prior to the Maturity Date.
☐	The Notes may be redeemed at our option prior to the Maturity Date.
Initial Redemption Date:
Initial Redemption Percentage: %
Annual Redemption Percentage Reduction: % until Redemption Percentage is 100% of the Principal Amount.

Repayment:
☒	The Notes may not be repaid prior to the Maturity Date.
☐	The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes.
Option Repayment Date(s):

Currency:

Specified Currency: USD (If other than U.S. dollars, see attached)
	Minimum Denominations:	(Applicable only if Specified Currency is other than U.S. dollars)
	Exchange Rate Agent:	(Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check ☐
Issue Price: %

Form:	☒ Book-Entry	☐ Certificated

Other Provisions: N/A